Exhibit 10.1

Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan

Article 1 — Establishment, Purpose, and Duration

1.1                               Establishment. Spirit AeroSystems Holdings, Inc. (the “Company”) hereby establishes an incentive compensation plan to be known as the “Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan” (the “Plan”). This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Cash-Based Awards, and Other Stock-Based Awards, any of which may be designated as Performance Compensation Awards. This Plan will become effective upon stockholder approval and will remain in effect as provided in Section 1.3 hereof.

1.2                               Purpose. The purpose of this Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants, and advisors of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.

1.3                               Duration. Unless sooner terminated as provided herein, this Plan will terminate 10 years from the Effective Date. After this Plan is terminated, no new Awards may be granted but Awards previously granted will remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2 — Definitions

When used in this Plan, the following terms will have the following meanings, unless the context clearly indicates otherwise:

2.1                               “Affiliate” means, with respect to any Person, (a) any director or executive officer of such Person; (b) any spouse, parent, sibling, descendant, or trust for the exclusive benefit of such Person or his or her spouse, parent, sibling, or descendant (or the spouse, parent, sibling or descendant of any director or executive officer of such Person); and (c) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purpose of this definition, (i) “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, status as a general partner, or by contract or otherwise; and (ii) Onex shall be deemed to control any Person controlled by Gerald W. Schwartz so long as Mr. Schwartz controls Onex Corporation.

2.2                               “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.4.

2.3                               “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, a Cash-Based Award, an Other Stock-Based Awards, or a Performance Compensation Award, in each case subject to the terms of this Plan.

2.4                               “Award Agreement” means any of the following: (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof; (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof; or (c) a resolution or sub-plan adopted by the Board or Committee setting forth the terms and provisions applicable to an Award or class of Awards that have been or may be granted to a Participant or class of Participants under this Plan, including, but not limited to, a resolution or sub-plan that authorizes the making of future Awards under this Plan to a Participant or class of Participants upon terms and conditions set forth in the resolution or sub-plan and in any case including any amendment or modification of such resolution or sub-plan.

2.5                               “Beneficial Owner” or “Beneficial Ownership” will have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6                               “Board” or “Board of Directors” means the board of directors of the Company.

2.7                               “Cash-Based Award” means an Award denominated in cash but payable in cash or Shares or both, as described in Article 9.

2.8                               “Cause” means, unless an Award Agreement states otherwise, a good faith determination of the Committee or its designee that (A) the Company or an Affiliate has “cause” to bring about a Termination of a Participant’s employment or service, as defined in any employment or consulting agreement between the Participant and the Company or an Affiliate in effect at the time of such Termination, or (B) any of the following has occurred with respect to a Participant: (i) gross negligence or willful misconduct in the exercise of a Participant’s responsibilities; (ii) breach of fiduciary duty with respect to the Company or an Affiliate; (iii) material breach of any provision of an employment contract or consulting agreement; (iv) the commission of a felony crime or crime involving moral turpitude; (v) theft, fraud, misappropriation, or embezzlement (or reasonable suspicion of the same); (vi) willful violation of any federal, state, or local law (except traffic violations and other similar matters not involving moral turpitude); or (vii) refusal to obey any resolution or direction of the Participant’s supervisor or the Board.

2.9                               “Change in Control” means (i) a transaction pursuant to which a Person, or more than one Person acting as a group (in either case, however, excluding Onex or an Affiliate of Onex), acquires more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization or sale or transfer of the Company’s equity interests); (ii) a merger or consolidation involving the Company in which the Company is not the surviving entity; or (iii) a transaction that is a sale or transfer of all or substantially all of the assets of the Company or Spirit AeroSystems, Inc. to a Person other than Onex or an Affiliate of Onex, if all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company.

2.10                       “Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto. For purposes of this Plan, references to sections of the Code will be deemed to include references to any applicable regulations or other interpretative guidance under such sections and any amendments or successor provisions to such sections, regulations, or guidance.

2.11                        “Committee” means the Compensation Committee of the Board or a subcommittee thereof (including without limitation any subcommittee used to comply with Code Section 162(m) in respect of Awards), or any other committee designated by the Board to administer this Plan. If no such committee or subcommittee exists or has been designated by the Board, the Committee will mean the Board. The members of the Committee will be appointed from time to time by and will serve at the discretion of the Board. The Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12                        “Common Stock” means the common stock of the Company and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged.

2.13                        “Company” means Spirit AeroSystems Holdings, Inc., a Delaware corporation, and any successor thereto as provided in Article 15.

2.14                        “Covered Employee” means any Employee who is, or who the Committee believes may become, a “covered employee” as defined in Code Section 162(m).

2.15                        “Detrimental Activity” means a good faith determination by the Committee or its designee that a Participant has engaged in any of the following: (i) the breach of any covenants relating to disclosure of confidential or proprietary information, noncompetition, nonsolicitation, non-disparagement, or other similar restrictions on conduct contained in any agreement between a Participant and the Company or its Affiliates (including any Award Agreement) or any written policies of the Company or its Affiliates; or (ii) any activity, including fraud or other conduct contributing to financial restatement or accounting irregularities, that the Committee determines in good faith is appropriate to include in any incentive compensation clawback policy adopted by the Committee and as in effect from time to time.

2.16                        “Designated Foreign Subsidiaries” means all Affiliates organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

2.17                        “Director” means any individual who is a member of the Board of Directors.

2.18                        “Disability” means, unless in the case of a particular Award the applicable Award Agreement states otherwise, the Company or an Affiliate having cause to terminate a Participant’s employment or service on account of “disability” as defined in any then-existing employment, consulting, or other similar agreement between the Participant and the Company or an Affiliate or, in the absence of such an employment, consulting, or other similar agreement, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate, or, in the absence of such a plan, a Participant’s inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve (12) months or longer. Any determination of whether Disability exists will be made by the Committee in its sole discretion.

2.19                        “Dividend Equivalents” means a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

2.20                        “Effective Date” means the date the Company’s stockholders approve the Plan.

2.21                        “Eligible Person” means (i) any Employee of the Company or an Affiliate; (ii) any director or officer of the Company or an Affiliate; (iii) a consultant or advisor to the Company or an Affiliate who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act; or (iv) any prospective Employees, directors, officers, consultants, or advisors who have accepted offers of employment, consultancy, or service from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or providing services to the Company or its Affiliate). Solely for purposes of this definition of “Eligible Person,” an “Affiliate” will be limited to (1) a Subsidiary, (2) any parent corporation of the Company within the meaning of Code Section 424(e) (“Parent”), (3) any corporation, trade, or business 50% or more of the combined voting power of such entity’s outstanding securities is directly or indirectly controlled by the Company or any Subsidiary or Parent, (4) any corporation, trade, or business that directly or indirectly controls 50% or more of the combined voting power of the outstanding securities of the Company, and (5) any other entity in which the Company or any Subsidiary or Parent has a material equity interest and which is designated as an “Affiliate” by the Committee.

2.22                        “Employee” means any individual performing services for the Company or an Affiliate and designated as an employee of the Company or Affiliate on the payroll records thereof. An individual will not cease to be an Employee in the case of: (a) any approved leave of absence, or (b) transfers between locations of the Company or between the Company and any Affiliate. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.23                        “Employment” or “employment” means, without any inference for federal and other tax purposes, service as a part- or full-time officer, employee, consultant, advisor, or Board member of or to the Company or any of its Affiliates.

2.24                        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.25                        “Exercise Price” has the meaning given such term in Section 6.2 of the Plan.

2.26                        “Extraordinary Items” means (a) extraordinary, unusual, and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition.

2.27                        “Fair Market Value” or “FMV” means:

(a)                                 If the Shares are listed or admitted to trading on a securities exchange registered under the Exchange Act, the “Fair Market Value” of a Share as of a specified date will mean the per Share closing price of the Shares for the date as of which Fair Market Value is being determined (or, if there was no reported closing price on such date, on the last preceding date on which the closing price was reported) on the principal securities exchange on which the Shares are listed or admitted to trading.

(b)                                 If the Shares are not listed or admitted to trading on any such exchange but are listed as a national market security on the NASDAQ Stock Market, Inc. (“NASDAQ”), traded in the over-the-counter market or listed or traded on any similar system then in use, the Fair Market Value of a Share will be the last sales price for the date as of which the Fair Market Value is being determined (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) reported on such system. If the Shares are not listed or admitted to trading on any such exchange, are not listed as a national market security on NASDAQ and are not traded in the over-the-counter market or listed or traded on any similar system then in use, but are quoted on NASDAQ or any similar system then in use, the Fair Market Value of a Share will be the average of the closing high bid and low asked quotations on such system for the Shares on the date in question.

(c)                                  In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the price of a Share as determined by the Committee in its sole discretion by application of a reasonable valuation method. The Committee may, in its sole discretion, seek the advice of outside experts in connection with any such determination.

2.28                        “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.29                        “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.30                        “Immediate Family Members” has the meaning set forth in Section 12.2.

2.31                        “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option that is intended to meet the requirements of Code Section 422 or any successor provision.

2.32                        “Indemnifiable Person” has the meaning set forth in Section 3.5 of the Plan.

2.33                        “Insider” will mean an individual who is, on the relevant date, an officer or Director of the Company, or a Beneficial Owner of more than 10% of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.34                        “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award consistent with Code Section 162(m).

2.35                        “Nonemployee Director” means a Director who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3)(i) of the Exchange Act.

2.36                        “Nonemployee Director Award” means any Award granted to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.37                        “Nonqualified Stock Option” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.38                        “NYSE” means the New York Stock Exchange.

2.39                        “Onex” means Onex Partners LP, Onex Corporation, or any Affiliate of Onex Partners or Onex Corporation, including, for purposes of this Plan, (a) any Person which has granted to Onex Partners, Onex Corporation, or any of their respective Affiliates the right to vote or dispose of such Person’s Shares; and (b) any employee, officer, or director of Onex Corporation.

2.40                        “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.41                        “Option Period” has the meaning given such term in Section 6.3(a) of the Plan.

2.42                        “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.43                        “Other Stock-Based Award” means an equity-based or equity-related Award granted pursuant to Article 9.

2.44                        “Participant” means any Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

2.45                        “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan will be construed to mean that an Award that does not satisfy the requirements for Performance-Based Compensation does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.46                        “Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Article 10 of the Plan.

2.47                        “Performance Formula” means, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

2.48                        “Performance Goals” will mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Measures.

2.49                        “Performance Measures” mean measures as described in Article 10 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.50                        “Performance Period” means the one or more periods of time of not less than 12 months, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

2.51                        “Permitted Transferee” has the meaning set forth in Section 12.2 of the Plan.

2.52                        “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

2.53                        “Plan” means the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan.

2.54                        “Plan Year” means the 12-month period beginning January 1 and ending December 31 each year.

2.55                        “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

2.56                        “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.57                        “Restricted Stock Unit” or “RSU” means an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Article 8 of the Plan.

2.58                        “SAR Period” has the meaning given such term in Section 7.3(a) of the Plan.

2.59                        “SEC” means the United States Securities and Exchange Commission.

2.60                        “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act will be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

2.61                        “Service Recipient” means, with respect to a Participant holding a given Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

2.62                        “Share” means a share of Class A Common Stock of the Company.

2.63                        “Special Qualifying Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Code Section 162(m), and (iii) an “independent director” under the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

2.64                        “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7.

2.65                        “Strike Price” has the meaning given such term in Section 7.2 of the Plan.

2.66                        “Subsidiary” means, with respect to a Person, including, but not limited to, the Company, (i) any corporation, association, or other business entity, whether domestic or foreign, of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or a Subsidiary of such Person, or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

2.67                        “Substitute Award” has the meaning given such term in Section 4.3.

2.68                        “Sub Plans” means any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain

Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the maximum number of Shares available under this Plan will apply in the aggregate to the Plan and any Sub Plan adopted hereunder.

2.69                        “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason, including, but not limited to, due to death or Disability.

Article 3 — Administration

3.1                               Administration by the Committee. The Committee will be responsible for administering the Plan. With respect to an Award that is intended to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the full Board is not acting as the Committee under the Plan) or the exception for Performance-Based Compensation, as applicable, each member of the Committee will, at the time he or she takes any action with respect to such Award, be a Special Qualifying Director. However, the fact that a Committee member fails to qualify as a Special Qualifying Director will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

3.2                               Authority of the Committee. Subject to any express limitations set forth in the Plan and applicable law, the Committee will have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a)                                 To designate Participants or otherwise determine from time to time which Eligible Persons will be granted Awards, when and how each Award will be granted, what type or combination of types of Awards will be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award.

(b)                                 To construe and interpret the Plan and Awards granted under it. The Committee, in the exercise of this power, may interpret, administer, or reconcile any inconsistency in, correct any defect in, or supply any omission from the Plan and any instrument or agreement relating to, or Award granted under, the Plan in a manner and to the extent the Committee deems necessary or appropriate.

(c)                                  To establish, amend, suspend, or waive any rules or regulations and appoint such agents as the Committee deems necessary or appropriate for the proper administration of the Plan.

(d)                                 To approve forms of Award Agreements for use under the Plan.

(e)                                  To determine Fair Market Value of a Share.

(f)                                   To amend the Plan or any Award Agreement, as provided in the Plan.

(g)                                  To adopt Sub Plans applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States. Such Sub Plans may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such Sub Plans, the provisions of the Plan will govern.

(h)                                 To authorize any person to execute on behalf of the Company any instrument required to effect the grant of a stock award previously granted by the Committee or the Board.

(i)                                     To determine whether Awards will be settled in cash, Shares, other securities, other Awards, other property, or any combination thereof, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended.

(j)                                    To determine whether Awards will be adjusted for Dividend Equivalents, except that Options and SARs may not be adjusted for Dividend Equivalents.

(k)                                 To determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards, other property, or other amounts payable with respect to an Award may or must be deferred, either automatically or at the election of the Participant or of the Committee.

(l)                                     To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards.

(m)                             To impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares, including, without limitation: (i) restrictions under an insider trading policy, and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

(n)                                 To provide, either at the time an Award is granted or by subsequent action, that an Award will contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash, or a combination thereof, the amount of which is determined by reference to the value of Shares.

(o)                                 To make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3                               Delegation by the Committee. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Affiliate or Subsidiary the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to persons (i) who are members of the Board, (ii) who are subject to Section 16 of the Exchange Act, or (iii) who are, or who are reasonably expected to be, Covered Employees.

3.4                               Decisions and Actions are Final. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions and actions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan will be within the sole discretion of the Committee, may be made at any time, and will be final, conclusive, and binding on all Persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

3.5                               Indemnification. No member of the Board or the Committee or any Employee or agent of the Company or any Affiliate or Subsidiary (each such person an “Indemnifiable Person”) will be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company will advance to such Indemnifiable Person any such expenses promptly upon written request, which request must include an undertaking by the Indemnifiable Person to repay the amount of such advance if it is ultimately determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified. The Company will have the right, at its own expense, to assume and defend any such action, suit, or proceeding, and once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification will not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification will not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, individual indemnification agreement or contract, or otherwise or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

3.6                               Action by the Board. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board will have and may exercise all the authority granted to the Committee under the Plan. However, any such actions by the Board will be subject to the applicable rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted.

Article 4 — Shares Subject to the Plan

4.1                               Number of Shares Authorized and Available for Awards. The number of Shares authorized and available for Awards under this Plan will be determined in accordance with the following provisions:

(a)                                 Subject to Section 4.5 of the Plan, the maximum number of Shares available for issuance under the Plan will be 8,500,000 Shares.

(b)                                 Subject to Section 4.5 of the Plan, the maximum number of Shares that may be issued pursuant to ISOs under the Plan will be 8,500,000 Shares.

4.2                               Share Usage. Shares covered by an Award will be counted as used, with limited exceptions. Other than with respect to Substitute Awards, undelivered Shares covered by an Award will again be available for grant only under, and to the extent of, the following circumstances: (i) an Award is cancelled; (ii) an Award expires or remains unexercised after the latest date on which exercise may occur; (iii) an Award is forfeited; (iv) an Award is terminated; or (v) an Award is not settled (e.g., because Performance Goals are not achieved or the Award otherwise fails to be earned). The following Shares will count against the maximum number of Shares available for issuance under the Plan, notwithstanding that the Shares may not be issued or delivered to a Participant: (a) Shares not issued or delivered as a result of the net settlement of an Option or SAR; (b) Shares used to pay the exercise price of an Option or SAR; (c) Shares withheld in satisfaction of a tax withholding obligation related to an Award; and (d) Shares purchased with the proceeds of an Option exercise price. Shares delivered by the Company in settlement of Awards may be authorized and unissued Shares, Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase, or any combination of the foregoing.

4.3                               Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards will not count against the maximum number of Shares available for issuance under the Plan, except that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Code Section 422 will count against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and will not reduce the number of Shares available for delivery under the Plan.

4.4                               Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.5, will apply to grants of such Awards under this Plan:

(a)                                 Options and SARs. The maximum aggregate number of Shares subject to Options and SARs granted to any one Participant in any one Plan Year will be 1,500,000.

(b)                                 Restricted Stock and Restricted Stock Units. The maximum aggregate number of Shares subject to Restricted Stock and Restricted Stock Units granted to any one Participant in any one Plan Year will be 750,000.

(c)                                  Cash-Based Awards. The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed $20,000,000, determined as of the Grant Date.

(d)                                 Other Stock-Based Awards. The maximum aggregate amount awarded or credited with respect to Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed 750,000 Shares, determined as of the Grant Date.

(e)                                  Nonemployee Director Awards. Notwithstanding the foregoing, with respect to Nonemployee Director Awards, the following Annual Award Limits will apply: (i) the maximum aggregate number of Shares subject to Options and SARs granted to any one Nonemployee Director in any one Plan Year will be 80,000; (ii) the maximum aggregate number of Shares subject to Restricted Stock and Restricted Stock Units granted to any one Nonemployee Director in any on Plan Year will be 40,000; (iii) the maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Nonemployee Director in any one Plan Year will not exceed $500,000, determined as of the Grant Date; and (iv) the maximum aggregate amount awarded or credited with respect to Other Stock-Based Awards to any one Nonemployee Director in any one Plan Year will not exceed 40,000 Shares, determined as of the Grant Date.

4.5                               Changes in Capital Structure and Similar Events. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock, or (ii) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company or any Affiliate or changes in applicable rules, rulings, regulations, or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles, or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate (e.g., in order to prevent dilution or enlargement of Participants’ rights under this Plan), then the Committee will make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of the following:

(a)                                 Adjusting any or all of (1) the maximum number of shares available for issuance under the Plan, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder, (2) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under this Article 4), and (3) the terms of any outstanding Award, including, without limitation, (A) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Exercise Price or Strike Price with respect to any Award, or (C) any applicable performance measures (including, without limitation, Performance Measures and Performance Goals).

(b)                                 Providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the exercisability of, lapse of restrictions on, or termination of,

Awards or providing for a period of time (which will not be required to be more than 10 days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised will terminate upon the occurrence of such event).

(c)                                  Cancelling any one or more outstanding Awards and causing to be paid to the holders holding vested Awards (including any Awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor).

Any adjustment in ISOs under this Section 4.5 (other than any cancellation of ISOs) will be made only to the extent not constituting a “modification” within the meaning of Code Section 424(h)(3). Further, any adjustments under this Section 4.5 will be made in a manner that does not (i) adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act, or (ii) result in a prohibited acceleration or otherwise cause adverse tax consequences under Code Section 409A. Any such adjustment will be conclusive and binding for all purposes.

Payments to holders pursuant to clause (c) above will be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable Exercise Price or Strike Price).

Prior to any payment or adjustment contemplated under this Section 4.5, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, (iii) deliver customary transfer documentation as reasonably determined by the Committee, and (iv) satisfy any applicable tax withholding obligations.

By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 4.5 without further consideration or action.

Article 5 — Eligibility and Participation

5.1                               Eligibility. Individuals eligible to participate in this Plan include all Eligible Persons.

5.2                               Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all Eligible Persons those individuals to whom Awards will be granted and will determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 6 — Stock Options

6.1                               Grants of Options. Each Option granted under the Plan will be evidenced by an Award Agreement. Each Option so granted will be subject to the conditions set forth in this Article 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan will be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an ISO. ISOs will be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no ISO will be granted to any Eligible Person who is ineligible to receive an ISO under the Code. No Option will be treated as an ISO unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Code Section 422(b)(1). Any Option intended to be an ISO will not fail to be effective solely on account of a failure to obtain such approval, but rather such Option will be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an ISO, the terms and conditions of such grant will be subject to and comply with such rules as may be prescribed by Code Section 422. If for any reason an Option intended to be an ISO (or any portion thereof) does not qualify as an ISO, then, to the extent of such nonqualification, such Option or portion thereof will be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

6.2                               Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per Share for each Option will not be less than 100% of the Fair Market Value of such Share (determined as of the Grant Date), except that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price per Share will be no less than 110% of the Fair Market Value per share on the Grant Date.

6.3                               Vesting and Expiration.

(a)                                 Options will vest and become exercisable in such manner and on such date or dates or upon such events determined by the Committee and will expire after such period, not to exceed 10 years, as may be determined by the Committee (the “Option Period”), except that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), the Option Period will be automatically extended until the 30th day following the expiration of such prohibition. In no event will the Option Period exceed five years from the Grant Date in the case of an Incentive Stock Option granted to a Participant who on the Grant Date owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate.

(b)                                 Unless otherwise provided by the Committee, in the event of (i) a Participant’s Termination by the Company for Cause, all outstanding Options granted to such Participant will immediately terminate and expire; (ii) a Participant’s Termination due to death or Disability, after taking into account any accelerated vesting under the terms of the Plan or the Award Agreement, each outstanding unvested Option granted to such Participant will immediately terminate and expire, and each outstanding vested Option will remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (iii) a Participant’s Termination for any other reason, after taking into account any accelerated vesting under the terms of the Plan or the Award Agreement, each outstanding unvested Option granted to such Participant will immediately terminate and expire, and each outstanding vested Option will remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).

6.4                               Method of Exercise and Form of Payment. No Shares will be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local, and non-U.S. income and employment taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price will be payable (i) in cash, check, cash equivalent, and/or Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual delivery of such shares to the Company), so long as such Shares are not subject to any pledge or other security interest; (ii) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (iii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price, or (B) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay the Exercise Price and the minimum amount of statutorily required withholding taxes. Any fractional Shares will be settled in cash.

6.5                               Compliance with Laws, etc. Notwithstanding the foregoing, in no event will a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

6.6                               Additional Rules for Incentive Stock Options.

(a)                                 An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation § 1.421-1(h) with respect to the Company or any Affiliate that qualifies as a “parent corporation” with respect to the Company within the meaning of Code Section 424(e) or a “subsidiary corporation” with respect to the Company within the meaning of Code Section 424(f).

(b)                                 To the extent that the aggregate Fair Market Value of: (i) the Shares with respect to which Options designated as Incentive Stock Options, plus (ii) the Shares of common stock of the Company and any parent corporation or subsidiary corporation with respect to which other Incentive Stock Options are exercisable for the first time by a holder of an ISO during any calendar year under all plans of the Company and such parent and subsidiary corporations exceeds $100,000, such Options shall be treated as Nonqualified

Stock Options. For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option or other Incentive Stock Option is granted.

(c)                                  No Incentive Stock Options may be granted more than ten years after the earlier of: (i) adoption of this Plan by the Board, or (ii) the Effective Date.

(d)                                 Each Participant awarded an Incentive Stock Option under the Plan will notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two years after the Grant Date of the Incentive Stock Option, or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

(e)                                  No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, except that, at the discretion of the Committee, an ISO may be transferred to a grantor trust under which the Participant making the transfer is the sole beneficiary.

Article 7 — Stock Appreciation Rights

7.1                               Grants of SARs. Each SAR granted under the Plan will be evidenced by an Award Agreement. Each SAR so granted will be subject to the conditions set forth in this Article 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

7.2                               Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per Share for each SAR will not be less than 100% of the Fair Market Value of such Share (determined as of the Grant Date). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted will have a Strike Price equal to the Exercise Price of the corresponding Option.

7.3                               Vesting and Expiration.

(a)                                 A SAR granted in connection with an Option will become exercisable and will expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option will vest and become exercisable and will expire in such manner and on such date or dates or upon such events determined by the Committee and will expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”). If the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy or a Company-imposed “blackout period,” the SAR Period will be automatically extended until the 30th day following the expiration of such prohibition.

(b)                                 Unless otherwise provided by the Committee, in the event of (i) a Participant’s Termination by the Company for Cause, all outstanding SARs granted to such Participant will immediately terminate and expire; (ii) a Participant’s Termination due to death or Disability, after taking into account any accelerated vesting under the terms of the Plan or the Award Agreement, each outstanding unvested SAR granted to such Participant will immediately terminate and expire, and each outstanding vested SAR will remain exercisable for one year thereafter (but in no event beyond the expiration of the SAR Period); and (iii) a Participant’s Termination for any other reason, after taking into account any accelerated vesting under the terms of the Plan or the Award Agreement, each outstanding unvested SAR granted to such Participant will immediately terminate and expire, and each outstanding vested SAR will remain exercisable for 90 days thereafter (but in no event beyond the expiration of the SAR Period).

7.4                               Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

7.5                               Payment. Upon the exercise of a SAR, the Company will pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to the minimum amount of Federal, state, local, and non-U.S. statutory income and employment taxes withholding liability. The Company will pay such amount in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional Shares will be settled in cash.

7.6                               Substitution of SARs for Nonqualified Stock Options. The Committee will have the authority in its sole discretion to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in Shares (or settled in shares or cash in the sole discretion of the Committee) for outstanding Nonqualified Stock Options, provided that (i) the substitution will not otherwise result in a modification of the terms of any such Nonqualified Stock Option, (ii) the number of Shares underlying the substituted SARs will be the same as the number of Shares underlying such Nonqualified Stock Options, and (iii) the Strike Price of the substituted SARs will be equal to the Exercise Price of such Nonqualified Stock Options. If, in the opinion of the Company’s independent public auditors, the foregoing provision creates adverse accounting consequences for the Company, such provision will be considered null and void.

Article 8 — Restricted Stock and Restricted Stock Units

8.1                               Grants of Restricted Stock and RSUs. Each grant of Restricted Stock and Restricted Stock Units will be made pursuant to the terms of an Award Agreement (which Award Agreement need not be the same for each Participant). Each Restricted Stock and Restricted Stock Unit grant will be subject to the conditions set forth in the Plan and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

8.2                               Stockholder Rights. Subject to the restrictions set forth in this Article 8 and any Award Agreement, a Participant generally will have the rights and privileges of a stockholder as to Restricted Stock, including without limitation the right to vote such Restricted Stock and to receive any dividends payable on such shares of Restricted Stock, except that any dividends payable on such shares of Restricted Stock will be held by the Company and delivered (without interest) to the Participant within 15 days following the date on which the restrictions on such

Restricted Stock lapse (including, but not limited to, restrictions related to the passage of time and/or restrictions related to performance conditions), and the right to any such accumulated dividends will be forfeited upon any forfeiture, or termination or other failure to earn the Award, of the Restricted Stock to which such dividends relate. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares will be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto will terminate without further obligation on the part of the Company.

8.3                               Vesting; Acceleration of Lapse of Restrictions. The Restricted Period with respect to Restricted Stock and Restricted Stock Units will lapse in such manner and on such date or dates or upon such events as are set forth in the Plan or, to the extent not inconsistent therewith, as determined by the Committee, and the Committee will determine the treatment of the unvested portion of Restricted Stock and Restricted Stock Units upon Termination of the Participant granted the applicable Award, which may including accelerating vesting or removing restrictions with respect to Restricted Stock or Restricted Stock Units granted under the Plan, if the Committee determines, in its sole discretion, it is in the best interests of the Company or other Service Recipient to do so.

8.4                              Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(a)                                 Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in this Plan or the applicable Award Agreement will be of no further force or effect with respect to such shares, except as set forth in this Plan or the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company will deliver to the Participant, or his or her beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock will be distributed to the Participant in cash or, at the sole discretion of the Committee, in Shares having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant will have no right to such dividends.

(b)                                 Unless otherwise provided in this Plan or by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company will deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit granted pursuant to the applicable Award Agreement, except that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Stock in lieu of delivering only Shares in respect of such Restricted Stock Units, or (ii) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Code Section 409A. If a cash payment is made in lieu of delivering Shares, the amount of such payment will be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units. To the extent provided in this Plan or in an Award Agreement, the holder of outstanding Restricted Stock Units will be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on Shares) either in cash or, at the sole discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash Dividend Equivalents at a rate and subject to such terms as determined by the Committee), which accumulated Dividend Equivalents (and interest thereon, if applicable) will be payable at the same time as the underlying Restricted Stock Units are settled following the release of restrictions on such Restricted Stock Units, and, if such Restricted Stock Units are forfeited, the Participant will have no right to such dividend equivalent payments.

8.5                               Legends on Restricted Stock. The Company may, but will not be required to, issue certificates with respect to Restricted Stock granted under the Plan. Each certificate representing Restricted Stock awarded under the Plan, if any, will bear a legend substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE SPIRIT AEROSYSTEMS HOLDINGS, INC. 2014 OMNIBUS INCENTIVE PLAN. A COPY OF SUCH PLAN IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF SPIRIT AEROSYSTEMS HOLDINGS, INC.

Article 9 — Cash-Based Awards and Other Stock-Based Awards

9.1                               Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine, including, without limitation, designating Cash-Based Awards as Performance Compensation Awards.

9.2                               Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan in such amounts and subject to such terms and conditions as the Committee will determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

9.3                               Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award will specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award will be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish Performance Goals in its discretion. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

9.4                               Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award will be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

9.5                               Termination of Service. The Committee will determine the extent to which the Participant will have the right to receive Cash-Based Awards or Other Stock-Based Awards following Termination. Such provisions will be determined in the sole discretion of the Committee, and such provisions may be included in an agreement entered into with each Participant, but they need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards

issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination. In the absence of a specific provision in this Plan or in a Participant’s Award Agreement, in the event of a Participant’s Termination for any reason, any unvested Cash-Based Awards or Other Stock-Based Awards granted to such Participant under this Plan will be forfeited upon such Termination.

Article 10 — Performance Compensation Awards

10.1                        General. The Committee will have the authority, at or before the time of grant of any Award, to designate such Award as a Performance Compensation Award intended to qualify as Performance-Based Compensation. The Committee will also have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award intended to qualify as Performance-Based Compensation. Notwithstanding anything in the Plan to the contrary, if the Company determines that a Participant who has been granted an Award designated as a Performance Compensation Award is not (or is no longer) a Covered Employee, the terms and conditions of such Award may be modified without regard to any restrictions or limitations set forth in this Article 10 (but subject otherwise to the provisions of Article 14 of the Plan).

10.2                        Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee will have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Measures that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply, and the Performance Formula. Within the first 90 days of a Performance Period (or within any other maximum period allowed under Code Section 162(m)), the Committee will, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

10.3                        Performance Measures. The Performance Measures that will be used to establish the Performance Goal(s) will be limited to the following, which may be determined in accordance with Generally Accepted Accounting Principles (GAAP) or on a non-GAAP basis:

(a)	Net earnings or net income (before or after taxes);
(b)	Basic or diluted earnings per share (before or after taxes);
(c)	Net operating profit or income (before or after taxes);
(d)	Gross profit or gross profit growth;
(e)	Return measures (including, but not limited to, return on investment, assets, capital, invested capital, equity, sales, or revenue);
(f)

Cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow return on capital, and cash flow return on investment), which may, but are not required to be, measured on a per share basis;

(g)	Earnings before interest and taxes (EBIT);
(h)	Earnings before, interest, taxes, depreciation, and amortization (EBITDA);
(i)	Productivity ratios;
(j)	Share price (including, but not limited to, growth measures and total stockholder return);
(k)	Cost control;
(l)	Cost of capital, debt leverage year-end cash position, or book value;
(m)	Margins (including, but not limited to, gross or operating margins);
(n)	Operating efficiency;
(o)	Market share;

(p)	Objective measures of customer satisfaction or employee satisfaction;
(q)	Working capital targets;
(r)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);
(s)	Market share;
(t)	Inventory control;
(u)	Enterprise value;
(v)	Sales or revenue (whether gross or net and including, but not limited to, growth in sales);
(w)	Timely completion of new product rollout;
(x)	Timely opening of new facilities;
(y)

Objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets);

(z)	Strategic objectives, development of new product lines, and related revenue, sales, and margin targets;
(aa)	Financial controls;
(bb)	Information technology;
(cc)	Business development;
(dd)	Financial structure;
(ee)	Capital expenditures;
(ff)	Depreciation and amortization; or
(gg)	Any combination of the foregoing.

The Performance Measures may be based on the performance of the Company and/or one or more Affiliates, divisions, operational, and/or business units, product lines, business segments, administrative departments, or any combination of the foregoing.

Any one or more of the Performance Measures may be stated as a percentage of another Performance Measure, or used on an absolute or relative basis, as the Committee may deem appropriate, or any of the Performance Measures may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Measures specified in this Article 10, but solely to the extent such acceleration will not cause the Award to cease to qualify as Performance-Based Compensation.

To the extent required under Code Section 162(m), the Committee will, within the first 90 days of a Performance Period (or, within any other maximum period allowed under Code Section 162(m)), define in an objective fashion the manner of calculating the Performance Measure(s) it selects to use for such Performance Period.

10.4                        Modification of Performance Goals. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measure(s) without obtaining stockholder approval of such alterations, the Committee will have sole discretion to make such alterations without obtaining stockholder approval. Unless otherwise determined by the Committee at the time a Performance Compensation Award is granted, the Committee will, during the first 90 days of a Performance Period (or, within any other maximum period allowed under Code Section 162(m)), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Performance Compensation Awards granted to any Participant for such Performance Period to fail to qualify as Performance-Based Compensation, specify adjustments or modifications to be made to the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events:

(a)                                 Asset write-downs;

(b)                                 Litigations, claims, judgments, or settlements;

(c)                                  Changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

(d)                                 Any reorganization and restructuring programs;

(e)                                  Extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year;

(f)                                   Acquisitions or divestitures;

(g)                                  Any other specific, unusual, or nonrecurring events, or objectively determinable category thereof;

(h)                                 Foreign exchange gains and losses;

(i)                                     Discontinued operations and nonrecurring charges;

(j)                                    A change in the Company’s fiscal year;

(k)                                 Accruals for payments to be made in respect of the Plan or other specified compensation arrangements, and

(l)                                     Any other event described in Section 4.5.

10.5                        Payment of Performance Compensation Awards.

(a)                                 Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(b)                                 Unless otherwise provided in the Plan or applicable Award Agreement, a Participant will be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (1) the Performance Goals for such period are achieved; and (2) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.

(c)                                  Following the completion of a Performance Period, the Committee will review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee will then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion.

(d)                                 In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion. Unless otherwise provided in the applicable Award Agreement, the Committee will not have the discretion to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (2) increase a Performance Compensation Award above the applicable limitations set forth in Article 4 of the Plan.

10.6                        Timing of Award Payments. Unless otherwise provided in the applicable Award Agreement, Performance Compensation Awards granted for a Performance Period will be paid to Participants as soon as administratively practicable following completion of the certifications required by this Article 10. Any Performance Compensation Award that has been deferred will not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee, or (ii) with respect to a Performance Compensation Award that is payable in Shares, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date. Any Performance Compensation Award that is deferred and is otherwise payable in Shares will be credited (during the period between the date as of which the Award is deferred and the payment date) with Dividend Equivalents (in a manner consistent with the methodology set forth in the last sentence of Section 8.4(b)).

Article 11 — Nonemployee Director Awards

The Board or Committee will determine and approve all Awards to Nonemployee Directors. The terms and conditions of any grant of Nonemployee Director Award will be set forth in an Award Agreement.

Article 12 — Transferability of Awards and Shares

12.1                        Transfer and Exercise of Awards. Each Award will be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance will be void and unenforceable against the Company or an Affiliate, except that the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.

12.2                        Permitted Transferees. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C), and (D) above is hereinafter referred to as a “Permitted Transferee”), so long as the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan. The Committee’s exercise of discretion in permitting the transfer of an Award or Awards under this Section 12.2 and setting the terms, conditions, and restrictions upon which any such transfer may occur may differ among Participants and among Awards, there being no duty of consistency in the exercise of such discretion or the setting of such terms, conditions, or restrictions, and no Participant for whom the Committee has permitted a transfer of an Award will have any right or expectation that any transfer will be permitted with respect to any other Award.

12.3                        Terms Applicable to Permitted Transferees. The terms of any Award transferred in accordance with Section 12.2 will apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant will be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees will not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees will not be entitled to exercise any transferred Option unless there is in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option, if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company will not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the Termination of the Participant from the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement will continue to be applied with respect to the Participant, including, without limitation, that an Option will be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

12.4                        Restrictions on Share Transferability. Shares acquired by a Participant under the Plan will be subject to such conditions and restrictions on transfer (if any) as are set forth in the Company’s certificate of incorporation and bylaws, as well as any stockholders agreement and any other agreement entered into with respect to such Shares. The Committee may impose such additional restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, restrictions under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or restrictions under any blue sky or state securities laws applicable to such Shares. Any voluntary or involuntary sale, assignment, transfer, or exchange of Shares acquired under the Plan that fails to satisfy or comply with any applicable condition or restriction on such sale, assignment, transfer, or exchange will be void and of no effect and will not bind or be recognized by the Company.

Article 13 — Effect of Change in Control

13.1                        Change in Control. Unless otherwise provided in an Award Agreement or under the terms of this Plan, in the event of a Change in Control, each Participant who is employed on the date of the closing of the Change in Control or who was involuntarily terminated without Cause during the 90-day period ending on the date of the closing of the Change in Control will be treated as follows: (i) any unvested Awards granted to the Participant will immediately vest, except that if the vesting or exercisability of any Award would otherwise be subject to the achievement of performance conditions, the portion that will become fully vested and/or immediately exercisable will be based on (x) actual performance through the date of the Change in Control, as determined by the Committee, or (y) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee; and (ii) such Participant will have the unqualified right to exercise any Options or SARs that are outstanding as of the date of such Change in Control for a period of three years after such Change in Control, except that in no instance may the term of the Awards, as so extended, extend beyond the end of the original term of the Award Agreement. The accelerated vesting of any Award will not affect the distribution date of any Award subject to Code Section 409A.

Article 14 — Amendment and Termination

14.1                        Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time, except that no such amendment, alteration, suspension, discontinuation, or termination will be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards, or (ii) it would materially modify the requirements for participation in the Plan. Except as provided in Sections 4.5, 14.3, 15.9, or 15.19, any amendment, alteration, modification, suspension, discontinuance, or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted will not, to that extent, be effective without the consent of the affected Participant, holder, or beneficiary. Notwithstanding the foregoing, no amendment will be made to the last sentence of Section 14.2 (relating to “repricing”) without stockholder approval.

14.2                        Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination from the Company), except that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted will not, to that extent, be effective without the consent of the affected Participant. Without stockholder approval, except as otherwise permitted under Section 4.5 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the value of the cancelled Option or SAR, and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

14.3                        Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board or Committee may amend the Plan or an Award Agreement to take effect as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 14.3 to any Award granted under the Plan without further consideration or action.

Article 15 — General Provisions

15.1                        Award Agreements. An Award under the Plan may be evidenced by an Award Agreement delivered to the Participant and specifying the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, Disability, or Termination of the Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. An

Award Agreement need not be signed by the Participant or a duly authorized representative of the Company.

15.2                        Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends or Dividend Equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Stock, or other Awards, except that no dividends or Dividend Equivalents will be payable in respect of outstanding (i) Options or SARs, or (ii) unearned Performance Compensation Awards or other unearned Awards subject to performance conditions (other than or in addition to the passage of time), although dividends and Dividend Equivalents may be accumulated in respect of unearned Awards and paid within 15 days after such Awards are earned and become payable or distributable.

15.3                        Tax Withholding. A Participant will be required to pay to the Company or any Affiliate, and the Company or any Affiliate will have the right and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities, or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

Without limiting the generality of the foregoing, the Committee may, in its sole discretion, permit or require a Participant to satisfy, in whole or in part, the foregoing withholding liability by any of the following methods (or any combination of the following methods): (A) delivering Shares (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability; (B) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability, except that with respect to shares withheld pursuant to this clause (B), the number of such shares may not have a Fair Market Value greater than the minimum required statutory withholding liability; (C) requiring the Participant, as a condition precedent to transfer or release of the Shares, to make a payment to the Employer in an amount equal to the amount of the withholdings or reductions; or (D) such other method or combination of methods as the Committee deems appropriate, in its sole discretion.

The Committee will have the right, in its sole discretion, to require, as a condition precedent to the transfer or release of any Shares awarded under this Plan, that the transferee execute a power of attorney or such other agreement or document as the Committee deems necessary or appropriate to facilitate, directly or indirectly, the withholding of taxes with respect to an Award under this Plan.

15.4                        No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, will have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each

Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder will be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor will it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant will thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on, or after the Grant Date.

15.5                        International Participants. With respect to Participants who reside or work outside of the United States of America and who are not (and who are not expected to be) Covered Employees, the Committee may in its sole discretion amend the terms of the Plan or Sub-Plans or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company, or its Affiliates.

15.6                        Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who will be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee will be controlling, except that no designation, or change or revocation thereof, will be effective unless received by the Committee prior to the Participant’s death and in no event will it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, or if a beneficiary designation previously filed is invalid or no longer effective, the beneficiary will be deemed to be the Participant’s surviving spouse to whom the Participant was lawfully married under the laws of any state or jurisdiction at the time of the Participant’s death or, if the Participant is unmarried at the time of death, the Participant’s estate.

15.7                        Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service recipient (or vice-versa) will be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status will not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant will be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

15.8                        No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person will be entitled to the privileges of ownership in respect of Shares which are subject to Awards hereunder until such shares have been issued or delivered to that person.

15.9                        Government and Other Regulations. The obligation of the Company to settle Awards in Shares or other consideration will be subject to all applicable laws, rules, and regulations and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company will be under no obligation to offer to sell or to sell, and will be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company will be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee will have the authority to provide that all Shares or other securities of the Company or any Affiliate delivered under the Plan will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations, and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted, and any other applicable Federal, state, local, or non-U.S. laws, rules, regulations, and other requirements, and, without limiting the generality of Article 8 of the Plan, the Committee may cause a legend or legends to be put on certificates representing Shares or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company, and/or the Participant’s sale of Shares to the public markets, illegal, impracticable, or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company will pay to the Participant an amount in cash equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date or the date that the Shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Shares (in the case of any other Award). Such amount will be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

15.10                 Section 83(b) Elections. If a Participant, in connection with the acquisition of Shares under the Plan or otherwise, makes an election under Code Section 83(b), the Participant will notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Code Section 83(b) or other applicable provision. The making of any such election will be in the sole discretion of any such Participant, except that the Committee may provide in an Award Agreement that an Award is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). Neither the Company nor any Subsidiary or Affiliate will have any liability or responsibility relating to or arising out of the filing or failure to file of any Section 83(b) election.

15.11                 Payments to Persons Other Than Participants. If the Committee determines that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment will be a complete discharge of the liability of the Committee and the Company therefor.

15.12                 Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval will be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, and such arrangements may be either applicable generally or only in specific cases.

15.13                 No Trust or Fund Created. Neither the Plan nor any Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award will require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under general law.

15.14                 Reliance on Reports. Each member of the Committee and each member of the Board will be fully justified in acting or failing to act, as the case may be, and will not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

15.15                 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan.

15.16                 Governing Law. The Plan will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

15.17                 Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the

Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision will be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award will remain in full force and effect.

15.18                 Obligations Binding on Successors. The obligations of the Company under the Plan will be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

15.19                 Code Section 409A. Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan comply with Code Section 409A, and all provisions of this Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Code Section 409A), and neither the Company nor any Affiliate will have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Code Section 409A, references in the Plan to Termination (and substantially similar phrases) will mean “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments, unless otherwise expressly provided in an Award Agreement.

Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), no payments in respect of any Awards that are “deferred compensation” subject to Code Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Code Section 409A) will be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Code Section 409A that is also a business day.

Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Code Section 409A) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration will be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Code Section 409A and any Treasury Regulations promulgated thereunder, or (B) a Disability, no such acceleration will be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Code Section 409A and any Treasury Regulations promulgated thereunder.

Notwithstanding any provision of the Plan or any Award Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Code Section 409A and would cause the Participant to incur any penalty tax or interest under Code Section 409A, the Committee may reform the Plan and/or Award Agreement to comply with the requirements of Code Section 409A and to the extent practicable maintain the original intent of the Plan and/or Award Agreement. By accepting an Award under this Plan, a Participant agrees to any amendments to the Award made pursuant to this Section 15.19 without further consideration or action.

15.20                 Clawback or Forfeiture. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after Termination, has engaged in or engages in any Detrimental Activity. The Committee may also provide that if the Participant otherwise has engaged in or engages in any Detrimental Activity, the Participant will forfeit any gain realized on the vesting or exercise of such Award and must repay the gain to the Company. The Committee may also provide that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant will be required to repay any such excess amount to the Company. Without limiting the foregoing, all Awards will be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with applicable law or any Company policy on the recovery of compensation, as it exists now or as later adopted and as amended and in effect from time to time.

15.21                 Expenses; Gender; Titles and Headings. The expenses of administering the Plan will be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender will refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings will control.

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